PLAN DOCUMENT

Gentex Corporation
Non-Qualified Deferred Compensation Plan

May 1, 2019

Warner Norcross & Judd LLP
900 Fifth Third Center, 111 Lyon Street NW
Grand Rapids, MI 49503-2487
616.752.2000
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GENTEX CORPORATION

NON-QUALIFIED DEFERRED COMPENSATION PLAN

2.32	Participation Agreement	4
2.33	Payment Event	4
2.34	Performance-Based Compensation	4
2.35	Plan	4
2.36	Plan Year	4
2.37	Separation from Service	4
2.38	Trust	4
2.39	Trustee	4
2.4	Unforeseeable Emergency	4
2.41	Valuation Date	5
ARTICLE 3 - PARTICIPATION		5
3.1	Designation as Participant	5
3.2	Termination of Participation	5
ARTICLE 4 - CREDITS		6
4.1	Deferral Election	6
4.2	Company Credits	7
4.3	Subsequent Deferrals	7
ARTICLE 5 - ACCOUNTS AND FUNDING		8
5.1	Establishment of Accounts	8
5.2	Investment Options	8
5.3	Investment Earnings	8
5.4	Nature of Accounts	8
5.5	Trust	8
5.6	Insurance	9
ARTICLE 6 - VESTING		10
6.1	Vesting	10
6.2	Forfeiture of Discretionary Company Credits	10
ARTICLE 7 - PAYMENT		11
7.1	In General	11
7.2	Timing of Valuation	11
7.3	Forfeiture of Unvested Account Balances	11
7.4	Timing of Payments	11
7.5	Form and Medium of Payment	12
7.6	Payment Upon Unforeseeable Emergency	12
7.7	Permissible Acceleration Events	12
7.8	Beneficiary Designation	13
7.1	Short-Term Deferral	14
ARTICLE 8 - PLAN ADMINISTRATION		14
8.1	Administration Responsibilities	14
8.2	Withholding	15
8.3	Non-Uniform Treatment	15

8.4	Decisions Final	15
8.5	Indemnification	15
8.6	Claims Procedures	15
8.7	Appeal Procedures	16
8.8	Notice of Decision on Appeal	16
8.9	Claims Procedures Mandatory	17
ARTICLE 9 - AMENDMENT AND TERMINATION		17
ARTICLE 10 - MISCELLANEOUS		17
10.1	No Employment or Other Service Rights	17
10.2	Governing Law	17
10.3	No Warranties	18
10.4	No Assignment	18
10.5	Expenses	18
10.6	Severability	18
10.7	Construction	18
10.8	Interpretation	18

GENTEX CORPORATION

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Gentex Corporation (“Corporation”), a Michigan corporation, adopts the Gentex Corporation Non-Qualified Deferred Compensation Plan (“Plan”) to enhance retirement savings among a select group of management or highly compensated employees who contribute significantly to the success of the Company. The Plan is generally effective as of May 1, 2019 (“Effective Date”).

ARTICLE 1

Establishment of Plan

The Corporation establishes the Plan as an unfunded non-qualified deferred compensation plan. This Plan is intended to be a plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is a supplemental executive retirement program that is not subject to limitations in the Internal Revenue Code of 1986, as amended (“Code”), applicable to benefits provided through a qualified, tax-exempt employee benefit plan established under Code Section 401(a). This Plan is intended to comply with Code Section 409A and the regulations and guidance promulgated thereunder, and shall be interpreted, administered and operated consistently with those regulations and related guidance.

ARTICLE 2
Definitions
2.1 “Acceleration Event” has the meaning set forth in Section 7.7.
2.2 “Account” means a hypothetical bookkeeping account established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the Plan.

2.3 “Act of Misconduct” has the meaning set forth in Section 6.2.

2.4 “Base Salary” has the meaning set forth in Section 4.1(a)(i).
2.5 “Beneficiary Designation” has the meaning set forth in Section 7.8.
2.6 “Board” means the Board of Directors of the Corporation.
2.7 “Bonus Compensation” has the meaning set forth in Section 4.1(a)(ii).
2.8 “Change in Control” means the occurrence of any of the following:
(a)  Stock Ownership Change. One person (or more than one person acting as a group) acquires ownership of stock of the Corporation that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Corporation’s stock and acquires additional stock;
(b)  Effective Control Change/Voting Power. One person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of the Corporation’s stock possessing 30% or more of the total voting power;
(c)  Effective Control Change/Board of Directors. A majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(d)  Asset Ownership Change. One person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition(s).
2.9 “Claimant” has the meaning set forth in Section 8.6.
2.10 “Code” has the meaning set forth in Article 1.
2.11 “Committee” means the Gentex Corporation Non-Qualified Deferred Compensation Plan Committee.

2.12 “Compensation Committee”  means the Compensation Committee of the Board of Directors of Gentex Corporation.
2.13 “Company” means the Corporation, or any successor thereto, and any corporation, trade or business which is treated as a single employer with the Corporation under Code Sections 414(b) or 414(c).
2.14 “Corporation” has the meaning set forth in the introductory paragraph.
2.15 “Covered Employee” has the meaning set forth in Section 5.5(a)(i).
2.16 “Deferral Election” has the meaning set forth in Section 4.1.
2.17 “Disability” means any medically determinable physical or mental impairment resulting in the inability of the Participant to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. The Company may require that one or more physicians (chosen or approved by the Company) certify whether or not a Disability exists. This certification shall be conclusive.
2.18 “Discretionary Company Credit” has the meaning set forth in Section 4.2(a).
2.19 “Discretionary Company Credits Account” has the meaning set forth in

Section 5.1.
2.20 “Discretionary Death Benefit Credit” has the meaning set forth in Section 4.2(b).
2.21 “Discretionary Death Benefit Credits Account” has the meaning set forth in Section 5.1.
2.22 “Effective Date” has the meaning set forth in the introductory paragraph.
2.23 “Election Notice”  has the meaning set forth in Section 4.1.

2.24 “Election Period” has the meaning set forth in Section 4.1.
2.25 “Elective Deferral Credit” has the meaning set forth in Section 4.1.
2.26 “Elective Deferrals Credits Account” has the meaning set forth in Section 5.1.
2.27 “Employee” means an employee of the Company who receives compensation for services performed for the Company that is subject to withholding for federal income tax purposes.
2.28 “ERISA” has the meaning set forth in Article 1.
2.29  “FICA Amount” has the meaning set forth in Section 7.7(a).
2.30 “Investment Option” means an investment fund, index or vehicle selected by the Committee and made available for the deemed investment of Participant Accounts.
2.31 “Participant” means an Employee who is designated as eligible to participate in the Plan and who elects to participate by agreeing to a Participation Agreement and any former Participant who continues to be entitled to a benefit under the Plan.
2.32 “Participation Agreement” has the meaning set forth in Section 3.1.
2.33 “Payment Event” has the meaning set forth in Section 7.1.
2.34 “Performance-Based Compensation” has the meaning set forth in Section 4.1(a)(iii).
2.35 “Plan” has the meaning set forth in the introductory paragraph.
2.36 “Plan Year” means the twelve (12) month period beginning on each January 1.
2.37 “Separation from Service” has the meaning set forth in Code Section 409A(a)(2)(A)(i) and Treas. Reg. Section 1.409A-1(h), including the default presumptions thereunder.

2.38 “Trust” has the meaning set forth in Section 5.5.
2.39 “Trustee” has the meaning set forth in Section 5.5.
2.40  “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary under this Plan or the Participant’s dependent; (b) a loss of the Participant’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee. The Committee or its delegate shall determine whether the Participant has suffered an Unforeseeable Emergency based on all the facts and circumstances, and that decision shall be final and binding on all parties to this Plan; provided, however, that a Participant shall not be involved with any decision involving the Participant.
2.41 “Valuation Date” means each business day of the Plan Year and any other date specified as a Valuation Date by the Company.
ARTICLE 3
Participation
3.1 Designation as Participant . Only select management and highly compensated Employees shall be eligible to become Participants. Except to the extent already designated by the Committee, the Corporation’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), President, or other individual authorized in writing to act on behalf of the above-named officers shall, in that individual’s sole discretion, designate those eligible Employees who may participate, specify the effective date of participation, and designate the Participants eligible to defer compensation or receive Company credits under the Plan for each Plan Year. The Committee shall then approve the designation of an Employee as a Participant. An Employee shall become a Participant only if the Employee agrees to a Participation Agreement in the electronic or paper form designated by the Company or Committee for this purpose (“Participation Agreement”). Notwithstanding anything to the contrary, an individual may not take any action with respect to the individual’s participation in the Plan.
3.2 Termination of Participation . Participation shall terminate upon the earlier of the date the Participant is not an Employee and has been paid the full amount due under this Plan or the date of the Participant’s death. Though a Participant may be entitled to future benefits under the Plan, the Participant’s right to defer compensation or receive Company credits shall be determined each Plan Year as described in Section

3.1 and may be discontinued effective as of the next Plan Year in the Committee’s or the Company’s discretion.
ARTICLE 4
Credits
4.1 Deferral Election . A Participant may elect to reduce the Participant’s compensation (“Deferral Election”) by completing the form(s) designated by the Committee for making elections (“Election Notice”) and filing the form(s) with the Company or its delegate during the period established by the Company for making Deferral Elections (“Election Period”). The Company shall credit a corresponding amount (“Elective Deferral Credit”) to the Participant’s Elective Deferral Credits Account as of the date the compensation otherwise would have been paid.
(a) Compensation. A Participant may defer the following types of compensation that the Company pays to the Participant in cash for services performed:
(i) Base Salary. Base salary or wages (“Base Salary”);
(ii) Bonus Compensation. Compensation (other than Performance-Based Compensation) paid in addition to the Participant’s Base Salary (“Bonus Compensation”); and
(iii) Performance-Based Compensation. Cash compensation paid in addition to the Participant’s Base Salary that falls within the meaning of Treas. Reg. Section 1.409A-1(e) (“Performance-Based Compensation”) for services performed on or after the Effective Date.
Compensation paid to a Participant after a Participant’s Separation from Service shall not be eligible for deferral. Notwithstanding the foregoing, before any Election Period, the Company may further limit the types of compensation that a Participant may defer from during the Election Period.
(b)  Election Notice. The Election Notice must specify:
(i) Amount. The amount or percentage of each type of compensation to be deferred (subject to any minimum and maximum limits the Company establishes on the amount or type of compensation that may be deferred for the Plan Year);
(ii) Time and Form. The time and form of payment for the Participant’s Account;
(iii) Investment. If applicable, the percentage or amount of the Participant’s Account to be allocated to each Investment Option available under the

Plan. The Company shall not be responsible for the Participant’s selection of, or failure to select, Investment Options; and
(iv) Revocability. A Participant’s Election Notice shall become irrevocable as of the last day of the Election Period, except that a Participant or the Participant’s legal representative may, upon written notice to the Committee, revoke it with respect to any unpaid amounts if the Participant suffers a Disability or Unforeseeable Emergency and revocation is timely made.
(c) Election Period. The Committee shall establish the Election Period for each Plan Year in accordance with the requirements of Code Section 409A, as follows:
(i)  General Rule. Except as provided in (ii) and (iii) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates.
(ii)  Performance-Based Compensation. The Election Period for Performance-Based Compensation shall end no later than six (6) months before the end of the Plan Year during which it is earned (and in no event later than the date on which the amount becomes readily ascertainable).
(iii)  Newly Eligible Employees. The Election Period for new Participants shall end thirty (30) days after a Participant first becomes eligible and shall apply only with respect to compensation earned after the date of the Deferral Election.
4.2  Company Credits.
(a) Discretionary Company Credits. For any Plan Year, the Company may, but need not, credit a Participant’s Account with an amount determined in its sole discretion (“Discretionary Company Credit”). Any Discretionary Company Credit shall be credited to the Participant’s Discretionary Company Credits Account as soon as practicable following the last day of the Plan Year to which the Discretionary Company Credit relates and no later than the March 15 immediately following the end of that Plan Year.
(b) Discretionary Death Benefit Credits. Upon the death of a Participant who did not have a Separation from Service prior to death, the Company may, but need not, credit the Participant’s Discretionary Death Benefit Credits Account with an amount determined in its sole discretion (“Discretionary Death Benefit Credit”).
4.3 Subsequent Deferrals. A Participant may not change the time or form of payment in the Election Notice except in accordance with the following requirements:
(a) Before Commencement. The subsequent deferral election is made at least twelve (12) months before the original date payment was to commence;

(b) Payment Delay. The payment date for the deferred amounts is at least five (5) years later than the original date payment was to commence;
(c) Delayed Effect. The subsequent deferral election will not take effect for at least twelve (12) months after it was made; and
(d) Limit. The Participant has not previously elected to change the time or form of payment.
For purposes of this Section 4.3, a series of installment payments shall be treated as one payment.

ARTICLE 5
Accounts and Funding
5.1 Establishment of Accounts . The Company shall establish and maintain an Account for each Participant. Within that Account, the Company shall establish subaccounts for the Participant’s Elective Deferral Credits (“Elective Deferrals Credits Account”), Discretionary Company Credits (“Discretionary Company Credits Account”) and Discretionary Death Benefit Credits (“Discretionary Death Benefit Credits Account”). The Company may establish additional subaccounts as deemed necessary for administrative purposes.
5.2 Investment Options . The Committee shall select the Investment Options to be made available to Participants for the deemed investment of their Accounts under the Plan. The Committee may change, discontinue, or add to the Investment Options made available under the Plan at any time in its sole discretion. A Participant shall select the Investment Options for the Participant’s Account in the Election Notice or through such other procedure that the Committee establishes for that purpose. A Participant may change the Investment Options for the Participant’s Account in accordance with procedures established by the Committee.
5.3 Investment Earnings . Each Account shall be credited or debited periodically (and no less frequently than quarterly) for earnings or losses based on the performance of the Investment Options the Participant selects for the Participant’s Account.
5.4 Nature of Accounts . A Participant’s Account is solely a device for the measurement and determination of the amounts to be paid to the Participant under the Plan. The Company is under no obligation to actually invest amounts set aside to pay

Plan benefits in the Investment Options selected by the Participant and, consistent with the Plan’s unfunded status, the Participant shall not have an ownership interest in any Investment Option in which the Company actually invests.
5.5 Trust . The Company shall establish and maintain a trust that meets the requirements of this Section 5.5 (the “Trust”) to pay deferred compensation under this Plan. The Company shall set aside funds sufficient to pay all benefits due under the Plan (and, up until any Change in Control, may consider tax deductions it will receive for deferred compensation it pays under this Plan in determining how much to set aside). Within a reasonable time after amounts are credited to the Participant’s Account or otherwise required to be held in the Trust, the Company shall contribute to the Trust funds set aside to pay benefits. The Trust, and any assets (including life insurance) held in the Trust to assist the Company in meeting its obligations under this Plan, will be structured as a “rabbi trust” as provided in Revenue Procedure 92-64 and other IRS guidance regarding such trusts. The trustee of such Trust (“Trustee”) will be a bank or trust company selected by the Company in its sole discretion.
Notwithstanding the Trust, it is the intention of the Company that this Plan is unfunded for tax and ERISA purposes. In addition, notwithstanding any other provision of this Plan or the Trust document, the Company’s ability to establish and make payments to the Trust and to directly or indirectly set aside assets to informally fund any liability under this Plan (but not the Company’s obligation to make payment to a Participant when called for by this Plan) is subject to the following:
(a) Offshore Trust. Assets may not be set aside (directly or indirectly) in a trust (or other arrangement determined by the Secretary of the Treasury), or transferred to such a trust or other arrangement, outside the United States unless substantially all of the services to which the payments under this Plan relates are performed in such jurisdiction.

(b) Company’s Financial Health. Assets may not be restricted to the provision of benefits under this Plan in connection with a change in the Company’s financial health, whether or not the assets are available to satisfy claims of the Company’s general creditors.

(c) Payments to Company. The Company or Committee may direct the Trustee in writing to reimburse the Company from assets held in the Trust for Plan benefits the Company paid directly to any Participant or beneficiary or Plan expenses paid directly by the Company. The Trustee shall reimburse the Company for such payments promptly after the Company or Committee gives that direction. In addition, if at any time the amount held in the Trust exceeds more than 105% of the Plan benefits payable to all Participants and beneficiaries, the Company or Committee may direct the Trustee in writing to pay the surplus assets over 105% to the Company.

5.6 Insurance . The Company may purchase a policy of life insurance on the life of any Participant (in whom the Company has an insurable interest) to assist it in making payments under this Plan. The Company shall be the sole applicant, owner, premium payer and beneficiary of any such policy, and shall exercise all incidents of ownership, except that the Company may use a rabbi trust for any such policy. The Company intends that the value of any such policy while in force, and the death proceeds of the policy, shall be excluded from taxation under Code Sections 7702 and 101(a), respectively.
ARTICLE 6
Vesting
6.1 Vesting . Each Participant shall be fully vested in the Participant’s Elective Deferral Credits Account at all times. Subject at all times to Section 6.2, a Participant shall become vested in the Participant’s Discretionary Company Credits Account as follows:
Years of Service Vested Percentage

Less than 2 years -0-
2 to 3 years 50%
3 years or more 100%

Years of service shall be based on a Participant’s years of vesting service under the terms of the Gentex Corporation Retirement Savings Plan (or any successor to that plan). Notwithstanding any other provision of the Plan, including the foregoing sentences and Section 6.2, upon a Change in Control, all Accounts except for the Discretionary Death Benefit Credits Account shall immediately become 100% vested. A Participant’s Discretionary Death Benefit Credits Account shall only become 100% vested upon the Participant’s death.
6.2 Forfeiture of Discretionary Company Credits . A Participant shall forfeit the entire balance of the Participant’s Discretionary Company Credits Account and Discretionary Death Benefit Credits Account if the Participant engages in an Act of Misconduct or benefits are not payable under any insurance policy purchased pursuant to Section 5.6 due to the Participant’s misrepresentation or omission of information required to be furnished to an insurer. “Act of Misconduct” shall mean an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty, or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if a Participant makes an unauthorized disclosure of any Company trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company customer to breach a contract with the Company or to cease doing business with the Company, or induces any principal for whom the Company acts as agent to terminate such agency relationship.

ARTICLE 7
Payment
7.1 In General . Payment from a Participant’s vested Account shall be made (or commence in part, in the case of installments or a fixed payment date applicable to only a portion of the Participant’s vested Account) on the earliest to occur of the following events (each a “Payment Event”):
(a) Separation from Service. The Participant’s Separation from Service;
(b) Fixed Date or Event. The fixed payment date (which must be either January 1st or July 1st of a year) or event, if any, specified by the Participant on the Participant’s timely completed Election Notice, which must be a date or event that is objectively determinable and nondiscretionary and shall cease to be a Payment Event to the extent payment of the Participant’s vested Account commences earlier due to the occurrence of another Payment Event;
(c) Change in Control. A Change in Control of the Corporation; or
(d) Plan Termination. Termination of the Plan in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).
7.2 Timing of Valuation . The value of a Participant’s Account on the payment date shall be determined as of the most recent Valuation Date preceding the payment date.
7.3 Forfeiture of Unvested Account Balances . Unless otherwise determined by the Company, and subject to the vesting and forfeiture provisions of Article 6, a Participant’s unvested Discretionary Company Credits Account and Discretionary Death Benefit Credits Account balances shall be forfeited upon the occurrence of a Payment Event.

7.4 Timing of Payments . Except as otherwise provided in this Article 7 or, in the case of the Plan’s termination, as otherwise required by Code Section 409A, payments made on account of:
(a) Separation from Service. A Separation from Service for a reason other than death of the Participant shall be made or commence on the first payroll date of the seventh month following the Separation from Service, regardless of whether the Participant is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i);
(b) All Other Payment Events. All other Payment Events shall be made or commence within sixty (60) days following the Payment Event; provided, however, payment upon a Separation from Service due to death shall commence as soon as administratively feasible and no later than December 31 of the year following the Participant’s death.
7.5 Form and Medium of Payment . Each Participant shall specify in each Election Notice the form of payment for the Account (or any portion of the Account). When first enrolling, a Participant may also make a one-time election on whether to accelerate payment of the Participant’s unpaid vested Account upon the Participant’s death. Distribution of the amount payable under the Plan shall be made as elected by the Participant in a lump sum or in substantially equal (except for adjustments for earnings or losses) annual installments payable over five (5) years or ten (10) years; provided, however, that if a Participant has a Separation from Service and the vested balance of the Participant’s Account is under $100,000 as of the date of a Payment Event, the Participant’s account shall be distributed in a lump sum regardless of the Participant’s election of another time or form of payment. Any payment from a Participant’s Account shall be made in cash. If a Participant fails to timely specify a form of payment, the Participant’s Account shall be distributed from the Plan in a lump sum.
7.6 Payment Upon Unforeseeable Emergency . If a Participant suffers an Unforeseeable Emergency, the Participant may submit a written request to the Committee for payment of all or a portion of the vested balance of the Participant’s Account. The Committee will evaluate the Participant’s request for payment due to an Unforeseeable Emergency taking into account the Participant’s circumstances and the requirements of Code Section 409A. Payment shall not be made to the extent that the Participant’s emergency can be relieved: (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship; or (c) by cancellation of Deferral Elections. The amount of any payment made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant’s financial need, including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Committee. Payments shall be made from a Participant’s Account as soon as practicable and in any event within thirty (30) days following the Committee’s determination that an Unforeseeable Emergency has occurred and authorization of payment from the Participant’s Account. If a Participant receives payment on account of an Unforeseeable Emergency, the Participant’s Deferral Election for the remainder of the Plan Year shall be cancelled.
7.7 Permissible Acceleration Events . Notwithstanding anything in the Plan to the contrary, the Company (or the Committee acting for the Company), in its sole discretion, may accelerate payment of all or a portion of a Participant’s vested Account upon the occurrence of any event (“Acceleration Event”) in this Section 7.7. The Company’s determination of whether payment may be accelerated in accordance with this Section 7.7 shall be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).
(a) Payment of Taxes. The Company may accelerate payment of all or a portion of a Participant’s vested Account (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3010, 3121(a) and 3121(v)(2) (the “FICA Amount”), or (ii) to pay the income tax at the source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at the source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 7.7(a) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.
(b) Bona Fide Disputes as to Right to Payment. The Company may accelerate payment of all or a portion of a Participant’s vested Account where the payment is part of a settlement between the Company and the Participant of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(c) Payment Upon Income Inclusion. The Company may accelerate payment of all or a portion of a Participant’s vested Account to the extent that the Plan fails to meet the requirements of Code Section 409A; provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.
(d) Certain Offsets. The Company may accelerate payment of all or a portion of the Participant’s vested Account to satisfy a debt of the Participant to the Company incurred in the ordinary course of the service relationship between the Company and the Participant; provided, however, the amount accelerated shall not exceed $5,000 and the payment shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
  (e) Limited Cashout. The Company may accelerate payment of a Participant's Account if (i) the Participant's Account is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) (which is $19,000 for the 2019 calendar year and is subject to adjustment in future years), (ii) the payment results in the termination of the Participant's entire interest in the Plan and any plans aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Company's decision to cash out the Participant's Account is evidenced in writing no later than the date of such payment.
7.8 Beneficiary Designation . A Participant may designate or change a beneficiary by filing a signed designation with the Committee or its delegate in a form designated by the Committee or otherwise approved by the Committee or its delegate (“Beneficiary Designation”). The Participant’s Will is not effective for this purpose. If a designation has not been properly completed and filed or is ineffective for any other reason, the beneficiary shall be the Participant’s surviving spouse. If there is no effective designation and the Participant does not have (or no longer has) a surviving spouse, the beneficiary shall be the Participant’s estate.
7.9 Short-Term Deferral . Any payment under this Plan that may be excluded from Code Section 409A as a short-term deferral shall be excluded from Code Section 409A to the maximum extent possible.
ARTICLE 8
Plan Administration
8.1 Administration Responsibilities . The Plan shall be administered by the Company, except to the extent the Plan provides otherwise or the Company delegates its authority under the Plan to the Committee or another party.
(a) Company. The Company shall be responsible for:
(i) Execution. Authorizing any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(ii) Deferral Election Limits. Determining minimum or maximum amounts that a Participant may elect to defer under the Plan;
(iii) Company Credits/Amounts. Determining whether any Company Credits will be made to the Plan on behalf of any Participants with respect to any Plan Year and the amount of any such credits; and
(iv) Process Deferral Elections. Processing Participant Deferral Elections.
(b) Committee. Unless carried out by the Company or the Company’s delegate, the Committee shall be authorized to:

(i) Plan Interpretation. In its discretion, interpret and administer the Plan and any related instrument, including an Election Notice, Participation Agreement or Beneficiary Designation;
(ii) Rules. Promulgate, amend and rescind rules relating to the administration of the Plan;
(iii) Investment Options. Select the Investment Options that will be available for the deemed investment of Accounts under the Plan and establish procedures for permitting Participants to change their selected Investment Options;
(iv) Unforeseeable Emergency. Evaluate whether a Participant who has requested payment on account of an Unforeseeable Emergency has experienced an Unforeseeable Emergency and the amount of any payment necessary to satisfy the Participant’s emergency need; and
(v) Earnings and Losses. Calculate deemed investment earnings and losses.
8.2 Withholding . The Company may withhold from all payments due to a Participant (or beneficiary) hereunder all taxes which, by applicable federal, state, local or other law, the Company may be required to withhold. In addition, the Company may limit deferrals to the extent reasonably necessary to pay any of the taxes described in Section 7.7(a).
8.3 Non-Uniform Treatment . The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to: (a) the terms or conditions of any Elective Deferral; (b) the amount, terms or conditions of any Discretionary Contribution; or (c) the availability of Investment Options.
8.4 Decisions Final . Subject to the claims and appeal procedures set forth in Article 8, all decisions made by the Committee or its delegate pursuant to the provisions of the Plan shall be final and binding on the Company, Committee and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
8.5 Indemnification . No Employee or member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from the individual’s willful malfeasance, gross negligence or reckless disregard of the individual’s duties.

8.6 Claims Procedures .
(a) Filing a Claim. Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.
(b) Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to an additional ninety (90) days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.
(c) Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice that includes:
(i) Reason(s). The specific reason(s) for the denial;
(ii) Reference. Specific reference to the pertinent Plan provisions on which such denial is based;
(iii) Information Needed. A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;
(iv) Appeal Procedures/Time Limits. A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of the claim on appeal; and
(v) Internal Rule. If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
8.7 Appeal Procedures . A request for appeal of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
8.8 Notice of Decision on Appeal . If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(a) Reason(s). The specific reason(s) for the denial;
(b) Reference. Specific references to the pertinent Plan provisions on which such denial is based;
(c) Records. A statement that the Claimant may receive on request all relevant records at no charge;
(d) Procedures/Deadlines. A description of the Plan’s voluntary procedures and deadlines, if any;
(e) Claimant’s Right. A statement of the Claimant’s right to sue under ERISA Section 502(a); and
(f) Internal Rule. If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
8.9 Claims Procedures Mandatory . The internal claims procedures set forth in this Article 8 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Article 8, the denial of the claim shall become final and binding on all persons for all purposes.
ARTICLE 9
Amendment and Termination
The Company may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to the Participant’s Account and provided, further, that no payment of benefits shall occur upon termination of the Plan unless the requirements of Code Section 409A have been met. An action required to be taken by the Company shall be taken by its Board, the Compensation Committee or by an officer authorized to act on behalf of the Company.
Notwithstanding the foregoing, upon the occurrence of a Change in Control, the Company may alter, amend, modify, suspend, or terminate the Plan or any portion thereof only upon the approval of a majority of the Participants; provided, however, such approval shall not be required for the Company to eliminate any non-vested right a Participant may have to a Discretionary Death Benefit Credit.
ARTICLE 10
Miscellaneous
10.1 No Employment or Other Service Rights . Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time with or without notice and with or without cause.
10.2 Governing Law . This Plan shall be interpreted, construed, enforced, and performed in accordance with applicable federal law (including all applicable provisions of Code Section 409A) and, to the extent not preempted by federal law, in accordance with the laws of the State of Michigan. Though the Company intends that the Plan comply with the requirements of Code Section 409A and the regulations and guidance promulgated thereunder, the Company makes no representation that the Plan complies with Code Section 409A and shall have no liability to any Participant for any failure to comply with Code Section 409A. This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Code Section 409A, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.
10.3 No Warranties . Neither the Company nor the Committee warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of the Participant’s Account.
10.4 No Assignment . Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except as otherwise provided in Section 7.7 or for the designation of a beneficiary pursuant to Section 7.9).

10.5 Expenses . The costs of administering the Plan generally shall be paid by the Company, except that a Participant's account may be directly charged for any reasonable expenses directly attributable to the Participant’s account.
10.6 Severability . If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.
10.7 Construction. Headings and subheadings in this Plan are for convenience only and are not to be considered in the construction of the provisions hereof. The singular includes the plural, and the plural includes the singular, unless the context clearly indicates the contrary.
10.8 Interpretation. If a court of competent jurisdiction determines that any provision of the Plan or related Participation Agreement, or any portion of such a provision, is void or unenforceable, only such provision or portion will be rendered void or unenforceable. The remainder of this Plan and/or related Participation Agreement will remain in full force and effect. If any court of proper jurisdiction determines that any covenant of the Employee in any related Participation Agreement is overbroad as to duration, coverage, or geographic scope, it is the intent of the parties that such covenant will be limited in such jurisdiction to the extent necessary to allow its enforcement.
IN WITNESS WHEREOF, Gentex Corporation has adopted this Plan as of the Effective Date.
GENTEX CORPORATION

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